SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ] Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
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                         J.P. Morgan & Co. Incorporated
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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This filing contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Chase and J.P. Morgan, including future financial and operating results, Chase's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Chase and J.P. Morgan stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the revenue synergies and cost savings from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Forms 10-K of Chase and J.P. Morgan, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Chase and J.P. Morgan, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017,
Attention: Office of the Corporate Secretary (212-270-6000), or to J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260, Attention: Investor Relations (212-483-2323). Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC by J.P. Morgan and Chase on September 13, 2000 and September 14, 2000, respectively.



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The following is a transcript of remarks by Marc Shapiro, Vice Chairman of The
Chase Manhattan Corporation ("Chase"), at a "Town Hall" meeting of employees of Chase and J.P. Morgan & Co. Incorporated held on September 14, 2000, in the form such remarks have been posted on the intranet for employees.

                           It's a real privilege to have the opportunity to tell the story of J P Morgan Chase & Company to the investment community because I think it's a powerful story. Each of you in the room and each of you watching from around the world is a shareholder of this organization. Sandy just told me that 21% of the stock in J P Morgan is owned by its employees. And every employee of Chase is a stockholder of Chase. So you have a stake in what's happened. And what I would like to do is explain to you the vision that we've laid out for our investors and shareholders. And really for ourselves, because this is what drives all of us to be part of a winning team with a winning vision.

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                           The key to making it in our business, I've long
                           believed, is the right mix of clients, geographies and products. If you can offer our clients enough products across enough geographies and have enough clients to pay for those products you've got a winning ticket. What this merger does is give us that combination. An unparalleled list of clients where we can meet any need they have anywhere in the world. The two organizations are so complementary. And let me elaborate in each of these areas.

                           First in terms of clients. Now I get in trouble with these slides because from each side there are other places where we're listing one as the strength and the other as a strength. I know we're in both. But the point is, the reason this merger works is because we're strong in different areas. Morgan has a great historical presence in Europe and in Japan. Chase has a big business with non-investment grade clients. Even where we work together, like in

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                           financial institutions, and both have strengths.
                           Morgan has approached it from an advisory standpoint and we have approached it from an operating services standpoint. And you put the two together and you get something like 4 billion dollars in revenue. I believe that this deal was made in all of our negotiations, the day that Geoff Boisi showed a list of our 100 biggest fee transactions to Walter Gubert and Walter could only find 5 clients of Morgan on that list. These are very complementary client bases. And that is what enables us to pay for all the products that we have to sell.

                           It's also true that we are geographically balanced. With over almost half of our revenue from outside the United States, 30% in Europe. Probably larger than any other American-based financial services firm. And this geographic balance, I think, is an important sales point to investors.

                           In terms of product leadership, there again we

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                           have the strongest breadth of products. And the way
                           to make money is to be a leader in the product. The #1 or 2 player in a product makes money, can afford to pay the best people and attract the best people. The further you go down in the league tables the harder it is to make money. We've got leadership positions in our products. We bring these together and we're going to enhance those leadership positions.

                           These are growth markets. Each of the markets that we're in we're in a world of globalization. And each of these markets that we're in are growing very rapidly. 10%, 20%, 30% or more. And the key is, that in those growth markets we have leadership positions. Inevitably we have to talk about league tables. And let me just make three points about these league tables. First on the debt side. The new J P
                           Morgan Chase & Company is the #1 provider of corporate debt in the world. Non-stop. No question about it. From originating loans to investment grade and non-investment


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                           grade Bonds. You put the whole platform together, we
                           are far and away #1.

                           Secondly in M & A. This shows league tables which has us around 4 in terms of global completed transactions. But the numbers that are more important to me is the fees that you generate. And when I look at the two organizations and the fees they're generating, we're running at an annualized rate right now of about one point eight billion dollars. Which would put us third, ahead of Merrill Lynch. And clearly a key player. And this is before we put the two client sets together, which I think, is going to accelerate the growth rate of our M & A fees.

                           And finally in stock. One of the biggest issues that arose yesterday, both in the press and with investors is, are you there? Are you a bulge bracket player in common stocks? Because the league tables don't show it by adding up what we have done separately. But what I would argue is, you can't do it that

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                           way. You really don't know what's going to happen
                           when we put the product set that J P Morgan has built with the client base that Chase has. We looked at a list of a thousand top clients, domestic clients at Chase, out of a universe of 5,000. And when we ran what those companies had generated in equity underwriting fees over the last 3 years, on average, if we got 20% of that business it would be 400 million dollars a year in fresh equity underwriting revenues. There is no doubt in my mind that two years from now we will be a bulge bracket player in equities. And in risk management, unparalleled strength. Both firms, probably the two strongest firms in terms of risk management, interest rates and foreign exchange. Put the two together. Each had different strengths. Put the two together and we're going to have a real powerhouse. We will be the preferred counterparty for any institution in the world that wants to manage their risk and interest rates in foreign exchange.
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                           Let me just give you three examples of where I think
                           this product leadership is going to make a big difference. They are all `hot' topics for investors. The first one of these is wealth management. We are together the second largest active money manager in the United States. This shows us as third but Barclays' is an index firm. We are behind Fidelity. But we are ahead of Capital Group and Merrill Lynch and Citigroup and Morgan Stanley. With assets under management of 720 billion dollars. These assets are balanced from type of asset with about half of it in equities. They are balanced geographically. About two-thirds in the US and one-third outside. And they're balanced by type of client. 40% high net worth, 60% institutional. This is a great business. We have critical mass. And this will be a growth business for us.

                           The second example, equity derivatives. Very fast growing revenue streams for every global investment bank. Morgan has built a great platform with revenues going from 200 million
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                           to a billion-and-a-half in three years. We had a
                           meeting at Chase about two weeks ago where we looked at what kind of investment it would take to get to a billion dollars in revenues in equity derivatives. It would have been substantial and we would have done it. But we don't have to do it now because we have the platform. And if you take that platform with a ten times larger client base, I believe that the growth rate will only accelerate from here.


                           And finally, if you look at a third example which is Europe. Europe is the hot spot for investors. Everybody knows that the growth rate in Europe is going to be faster than anywhere in the world in terms of equity offerings and mergers and acquisitions business. One of the things that we've learned in just a short time about our new partner is J P Morgan is as much a European bank as it is a US bank. The whole thought process, the client base and the way they approach

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                           business, it is the European franchise. Put that
                           together with a broader product set, and again, I think we have a powerhouse in Europe that will benefit from the explosive growth of that market.

                           Now we had a great strategic vision and we had a great platform but the other key issue in evaluation of stock is, does this work from a financial standpoint. So I want to take you through that just quickly. These are some details about the transaction which everybody knows. So let me get to the math of how this transaction works.

                           There are 186 million shares of J P Morgan
                           outstanding including the options. We're going to issue 688 million new shares. On those shares we need to earn this year 2 point eight billion dollars. The estimated earnings for Morgan are two point one billion. So we have a gap of $700 million dollars to make up. There's no question in my mind that we will make that gap up. What we have identified on
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                           a onservative basis, in terms of synergies from the
                           merger, is one point two billion dollars. I think that we can do that. The way we've looked at it is first of all we think there are going to be incremental revenues of a billion dollars. That is a very conservative number in my mind. For example, we assume no incremental revenue in FX and interest rate market's businesses. In fixed income and FX markets businesses. You worry about whether you'll lose revenue from overlapping customers. But in every merger that we've done so far, we were a net gainer of revenue. Because we had really different strengths, different client bases and the powerhouse that you put together is a more attractive counterparty. So I think the odds are we will gain revenue. But we didn't put anything into that. We also assume that it will take a lot of expenses to deal with the incremental revenue. There will be expense savings.

                           The number that we've got in here is 12% of our combined expenses. In the two previous
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                           mergers we looked at 20% of our combined expenses.
                           The reason it's not as high is because there are fewer overlaps. There's no doubt in my mind that we can reach this number which is a combination of people, facilities, consultants, technology. And when you look at it on the people side net-net, I don't know there's going to be a lot of change because it takes more people to deal with the incremental revenue. We will have some up-front charges but when we get to the end of the day, I believe the ability to realize these synergies and make this math work is going to be very powerful.

                           What does our platform look like now that we have the earnings restored, what will it look like? I think it will be a very well balanced and high growth platform. In addition to a very large investment banking business, one of the largest in the world, we will have a large wealth management business. Probably the best and largest private equity business in the world investing in equities for our account,
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                           probably with about 20 billion dollars under
                           management. The largest single business that anybody has. Certainly the largest of any public company. And one that will be a great contributor to earnings over the next several years. Operating services business. A leader in each of our key operating services. Whether it's custody, cash management or global trustee. The leader. A leader in that business.


                           And finally, in the national consumer services business, a large business. 10 billion dollars in revenue. Almost 3 billion dollars in profits. Where we add an important dimension of diversification. A high return business. 20% return on equity. That is critical to the diversification and the broad base nature of this institution.



                           So the real question that people are asking me is, well what is this stock worth? How is it going to be valued? I was walking in with Don Wilson and Bill Winters and I was telling them they need to go out and generate a lot of

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                           revenue to pay for this. And they said, well we'll
                           generate the revenue. You have to generate the PE ratio. So let's talk about what is going to drive that PE ratio.

                           First of all it's going to benefit, because I think this organization has higher growth rates than either of us could have had independently. This will accelerate our growth rate beyond what either one of us could have done independently. Because of the synergies. Because of putting together the overlapping client bases and overlapping product sets, and also because our product mix has shifted toward higher growth products.

                           Secondly, I'm a great believer that leadership positions drive higher returns. No doubt about that. If you're the leader, you can attract the best people. You can pay the best. And you can make the most money. We will have more leadership positions.

                           Third, lower risk. No doubt that diversification

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                           is what aids risk. We have two great firms in terms
                           of a history of risk control. Highly respected in the marketplace. The very act of putting them together, assuming we keep the right risk systems in place, will reduce risk and lead to a more stable and balanced earning stream.

                           Fourth, free cash flow generation. This is a company that will be very efficient in its balance sheet. We will be able to combine, have a smaller balance sheet than we had before. Our capital will go further. This is a company that is very disciplined. Both companies, very disciplined about the use of capital. We will be generating a lot of earnings without the need to grow assets, and the required capital to support those assets. So we will have a lot of free cash flow which can either be reinvested in growth businesses or returned to stock holders.

                           And finally, it completes the platform for both of us. Both of us had a strategic hole. For
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                           Chase, not enough products. And in particular not
                           enough products. For Morgan not enough customers. Those were the questions that were overhanging both of our stock prices. We removed that question. And, as Bill pointed out yesterday, I won't have to answer one more time for the 800th time, when are you guys going to buy Merrill-Lynch? (LAUGHTER) Never!

                           I think this is going to be a home run for our employees and for our stockholders. With a tremendous creation of value. All we have to do is deliver on this new competitive model with an unparalleled client base. The ability to meet any need for any client, anywhere in the world. If we can do that with strong financial discipline on risk, on capital and on expenses, then we will deliver the shareholder value that all of us are expecting. And we will build the type of company that all of us want to work for. Thank you very much.